CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A, Post-Effective Amendment No. 35 to File No. 33-70958; Amendment No. 36 to File No. 811-8104) of our report dated November 17, 2006 on the financial statements and financial highlights of Touchstone Funds Group Trust (formerly Constellation Funds), included in the Annual Report to Shareholders for the fiscal year ended September 30, 2006, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP


Cincinnati, Ohio
November 29, 2007